Exhibit 10.2

Pursuant to the approval of the Compensation Committee of Endurance International Group Holdings, Inc. (the “Company”), the Company will make a one-time bonus payment to Ronald LaSalvia, chief operating officer of the Company, in the amount of $200,000.00 on May 16, 2014. Mr. LaSalvia shall not be eligible to receive a bonus under the Company’s Management Incentive Plan for 2014.